Exhibit 15.1

September 9, 2021

The Board of Directors
Horace Mann Educators Corporation
Springfield, IL

Re: Registration Statement

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 7, 2021 and August 6, 2021 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
KPMG LLP

Chicago, Illinois